Exhibit 99.1

News Release	Zep Inc.
1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318
www.zepinc.com

Company Contact:

Jill A. Gilmer

Assistant Corp. Secretary

404-605-8614

Zep Inc. Declares Dividend

Atlanta, GA, June 25, 2008 – The Board of Directors of Zep Inc. (NYSE:ZEP) today declared a quarterly dividend of 4 cents per share. The dividend is payable August 1, 2008 to shareholders of record on July 16, 2008.

About Zep Inc.

Zep Inc., with fiscal year 2007 net sales of over $565 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia and has approximately 2,600 employees.

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